Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 25th day of July, 2006 (the “Effective Date”), by and between STERLING NETWORK EXCHANGE, LLC, a Delaware limited liability company (“Seller”), and DIGITAL PHOENIX VAN BUREN, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A. Pursuant to that certain Securities Purchase Agreement (the “SNS Purchase Agreement”) dated as of the date hereof by and between Purchaser and Digital Services Phoenix, LLC, a Delaware limited liability company (collectively, the “SNS Purchaser”), on the one hand, and Sterling Telecom Holdings, LLC, a Delaware limited liability company (“STH”), George D. Slessman, an individual (“G. Slessman”), William D. Slessman, an individual (“W. Slessman”) and Anthony L. Wanger, an individual (“Wanger”, together with STH, G. Slessman and W. Slessman, collectively, the “SNS Sellers”), on the other hand, Purchaser is acquiring all of the outstanding equity interests in Sterling Network Services, LLC, a Delaware limited liability company (“SNS”) from the SNS Sellers.

B. Seller is the owner of the Property (as such term is hereinafter defined).

C. On the condition that the transactions contemplated under the SNS Purchase Agreement shall close immediately preceding or concurrently with the closing of the transaction contemplated hereunder (and the parties hereto agree that the transactions under each of the SNS Purchase Agreement and this Agreement will be closed by way of and in accordance with the Closing Escrow Agreement (defined below)), Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement.

THEREFORE, in consideration of the terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. PURCHASE AND SALE OF PROPERTY

Subject to the terms and conditions of this Agreement, Seller shall sell and convey, and Purchaser shall purchase, the following described property (all of which is hereinafter collectively referred to as the “Property”):

1.1 Land. That certain tract of real estate located in the City of Phoenix, County of Maricopa, State of Arizona, which real estate is commonly known as 120 E. Van Buren Street, Phoenix, Arizona, and which is legally described on Exhibit “A” attached hereto, together with all easements, covenants, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the “Land”).

1.2 Improvements. All of the buildings, structures, fixtures and other improvements owned by Seller, including, without limitation, that certain three (3) story data center telecommunications building (the “Building”) and any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, landscaping, roadways, sidewalks, recreational facilities, security devices, signs and light fixtures, located on the Land which are owned by Seller (collectively, the “Improvements”) (the Land and Improvements, collectively, are referred to as the “Real Property”).

1.3 Tangible Personal Property. All fixtures, machinery, maintenance vehicles and equipment, tools, parts, carpeting, window treatments, and other tangible personal property of every kind, including, without limitation, office equipment, furniture and supplies, situated in, on, over and under the Real Property and owned by Seller, together with all replacements and substitutions therefor made prior to Closing and owned by Seller (the “Tangible Personal Property”), including but not limited to those items set forth on Exhibit ”B” attached hereto.

1.4 Leases and Contracts. All right, title and interest of Seller in and to the Leases and the Contracts (as such terms are defined below), including, without limitation, Seller’s rights and obligations, to the extent transferable, under the Environmental Condition Agreements (hereinafter defined). As used herein, “Environmental Condition Agreements” shall mean only (a) the Prospective Purchase Agreement, (b) the Consent Decree, (c) the ADEQ Access Agreement and (d) the PNI Access Agreement (as such terms are defined in Exhibit “R”, attached hereto).

1.5 Intangibles. All right, title and interest of Seller, if any, in and to any transferable warranties or guaranties issued in connection with the Improvements or the Tangible Personal Property, and any other intangible personal property owned by Seller and used in connection with the Property or the business transacted thereon (collectively, the “Intangible Personal Property”) including, without limitation, to the extent assignable, all land use entitlements, development rights, leases and licenses, permits, authorizations, names, and telephone exchange numbers, plans, specifications, claims, causes of action with respect to matters for which Purchaser assumes liability pursuant to any of the other agreements to which Purchaser and Seller are parties delivered in connection with this Agreement (or for which Purchaser may be subject to liability following the Closing (defined below)), computer software and books and records.

2. PURCHASE PRICE

The total consideration to be paid by Purchaser to Seller for the Property under this Agreement shall consist of the Closing Purchase Price (defined below) to be paid by Purchaser to Seller at the Closing pursuant to the provisions of this Agreement.

2.1 Closing Purchase Price.

2.1.1 Definitions

2.1.1.1 “Closing Escrow Agent” is defined in the SNS Purchase Agreement.

2.1.1.2 “Closing Escrow Agreement is defined in the SNS Purchase Agreement. The Closing Escrow Agreement shall be executed by Purchaser, Seller, the SNS Sellers and Closing Escrow Agent concurrently herewith. The form of the Closing Escrow Agreement is attached hereto as Exhibit “E”.

2.1.1.3 “Closing Purchase Price” means Forty-Nine Million Three Hundred Twelve Thousand Eight Hundred and NO/100 Dollars ($49,312,800.00).

2.2 Payment. At the Closing, the Purchaser shall (a) deliver or cause to be delivered to the Closing Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Closing Purchase Price, subject to such adjustments (the “Proration Adjustments”) as are required by this Agreement, including, without limitation, under Section 5.3, below (the “Adjusted Closing Purchase Price”), (b) shall instruct the Closing Escrow Agent to deliver or cause to be delivered to Seller by wire transfer of immediately available funds, an amount equal to the Adjusted Closing Purchase Price less $1,972,512 (the “SNE Escrow Amount”) and (c) shall instruct the Closing Escrow Agent to deliver or cause to be delivered to the General Escrow Agent (as defined in the SNS Purchase Agreement) by wire transfer of immediately available funds, an amount equal to the SNE Escrow Amount.

2.3 Allocation of the Purchase Price. Seller and Purchaser agree to allocate the Purchase Price as follows:

Asset	Allocated Purchase Price
Personal Property	Tax basis – approximately $1,000,000 as of 5/31/06
Land and Building	Remainder

Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and shall not take any position inconsistent with the foregoing upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable law after notice to and discussions with the other Party, or with such other Party’s prior consent.

3. [INTENTIONALLY OMITTED]

4. STATUS OF PROPERTY

4.1 [Intentionally Omitted]

4.2 Conveyance of Title. At Closing, Commonwealth Land Title Company (“Title Company”) shall issue to Purchaser an American Land Title Association owner’s policy of title insurance (Form 1970 B, amended 10/17/70) covering the Property, dated and effective as of the Closing Date in the full amount of the Closing Purchase Price, together with the endorsements requested by Purchaser from the Title Company on or before Closing (collectively the “Title Policy”) in the form of the Pro Forma Title Policy (the “Pro Forma Title Policy”) attached hereto as Exhibit “C”. In order to assure issuance of the Title Policy at the Closing, on or prior to the Closing, as necessary or as requested by Purchaser, Seller shall execute and deliver to the Title Company commercially reasonable undertakings, agreements, affidavits and/or indemnity agreements as required by Title Company. The Property shall be conveyed subject to the following matters, which shall be deemed to be “Permitted Exceptions”:

4.2.1 the rights of Tenants (defined below) under the Leases;

4.2.2 the lien of all nondelinquent ad valorem real estate taxes not yet due and payable as of the Closing Date, subject to adjustment as herein provided; and

4.2.3 the title exceptions, encumbrances and other title matters affecting the Property set forth on Schedule B of the Pro Forma Title Policy.

4.3 Environmental. Purchaser acknowledges all of the following with respect to the environmental condition of the Property:

4.3.1 The Purchaser has received copies of (a) all of the Environmental Condition Agreements and (b) all of the reports and documents listed on Exhibit “S” (the “Environmental Documents”).

4.3.2 Seller is a party to each of the Environmental Condition Agreements.

4.3.3 That the Property was previously owned by Phoenix Newspaper, Inc. (“PNI”) and was previously used as a printing, publishing and distribution facility of newspapers and other printed materials.

4.3.4 That the Property is located in OU-3 of the Motorola 52d Street National Priorities List CERCLA Site (the “CERCLA Site”); that PNI has received an EPA “special notice letter” as a designated “potentially responsible party” (PRP) for groundwater contamination at the CERCLA Site; that EPA and PNI signed an Administrative Order on Consent in 2005 requiring PNI to conduct investigations; and that PNI is in the process of carrying out its investigation under the Consent Order.

5. CLOSING

5.1 Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Closing Purchase Price, the transfer of title to the Property, and the satisfaction of all conditions precedent set forth in Section 9 of this Agreement, unless waived by the party to whose benefit any condition runs) shall occur on July 25, 2006 (the “Scheduled Closing Date”) or on such other date as Purchaser and Seller shall mutually elect in writing (the “Closing Date”), at the office of the Closing Escrow Agent, or at such other place as Seller and Purchaser shall agree in writing.

5.2 Closing Documents.

5.2.1 Seller. On the Closing Date, Seller shall deliver to Closing Escrow Agent each of the following (duly executed by Seller, if applicable):

5.2.1.1 one (1) original, duly executed and acknowledged special warranty deed (the “Deed”) in the form of Exhibit “F”, sufficient to transfer and convey to Purchaser fee simple title to the Real Property as required by this Agreement (subject only to the Permitted Exceptions), and otherwise in form acceptable to the Title Company for purposes of issuing the Title Policy;

5.2.1.2 four (4) original, duly executed counterparts of a bill of sale (the “Bill of Sale”) in the form of Exhibit “G” attached hereto;

5.2.1.3 four (4) original duly executed counterparts of an Assignment of the Leases, Approved Contracts and Intangible Personal Property in the form of Exhibit “J” attached hereto (the “Assignment of Leases, Approved Contracts and Intangibles”);

5.2.1.4 two (2) fully executed and notarized copies of each of the notices (the “Environmental Assignment Notices”) included in Parts 1, 2 and 3 of Exhibit “P” attached hereto sent by Seller to ADEQ (and, where applicable, to PNI), and pursuant to which, upon the Closing, the Environmental Condition Agreements shall be transferred to Purchaser;

5.2.1.5 four (4) original duly executed counterparts, executed by Seller, of a Transfer and Assignment of Environmental Condition Agreements, in the form of Exhibit “Q” attached hereto (the “Assignment of Environmental Agreements”)

5.2.1.6 four (4) original duly executed counterparts, executed by Seller, of an Assignment of Parking Agreement, in the form of Exhibit “V” attached hereto (the “Assignment of Parking Agreement”);

5.2.1.7 four (4) original duly executed counterparts, executed by Seller only, of an Assignment of Chilled Water Agreement, in the form of Exhibit “W” attached hereto (the “Assignment of Chilled Water Agreement”);

5.2.1.8 two (2) original, duly executed by each of Purchaser and Sterling Real Estate Services, LLC (the “Existing Manager”), copies of an agreement in form and substance satisfactory to Purchaser, terminating that certain Property Management Agreement for 120 E. Van Buren, Phoenix, Arizona, dated November 1, 2004, between Seller and the Existing Manager, with such termination being made effective on or before the Closing Date (the “Termination of Existing Management Agreement”);

5.2.1.9 one (1) original, duly executed statement (the “FIRPTA Affidavit”) stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”) (and any similar affidavit that may be required under state law);

5.2.1.10 one (1) original Certificate of Compliance duly issued by the City of Phoenix and dated not more than twenty five (25) business days prior to the Closing Date certifying that all business privilege taxes payable to the City of Phoenix as of the date of such certificate have been paid in full;

5.2.1.11 a letter to each of the Tenants under the Leases, in the form of Exhibit “H” attached hereto;

5.2.1.12 a letter to each of the other parties to the Approved Contracts, in the form of Exhibit “I” attached hereto;

5.2.1.13 original fully executed assignments of all non-cash security deposits under the Leases, together with the original instrument representing the non-cash security deposits;

5.2.1.14 all original Tenant Estoppels (as defined in Section 9.1.8, below) received by Seller;

5.2.1.15 all of the original Leases and Contracts (or if unavailable, copies thereof certified by Seller as true and complete);

5.2.1.16 any and all books, records, documentation or items constituting Intangible Personal Property in the possession of Seller, the Existing Manager, the Property Manager, any Seller Affiliate;

5.2.1.17 to the extent in the possession or control of Seller, the Existing Manager, the Property Manager, any Seller Affiliate (or their agents), all keys and passcards for the Property, with identification of the lock to which each such item relates;

5.2.1.18 documentation to establish to Title Company’s reasonable satisfaction the due authorization of Seller’s sale of the Property and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement; and

5.2.1.19 any and all affidavits, undertakings, certificates or other documents required to be delivered by Seller or, subject to the reasonable approval of Seller and its counsel, otherwise customarily required by the Title Company in order to cause it to issue the Title Policy in the form of the Pro Forma Title Policy (defined below);

5.2.1.20 all other documents reasonably and customarily required in order to complete the conveyance, transfer and assignment of the Property to Purchaser pursuant to the terms of this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s obligations hereunder or subject Seller to additional liability not otherwise contemplated by this Agreement.

5.2.2 Purchaser. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller at Closing each of the following (duly executed by Purchaser, if applicable):

5.2.2.1 the Adjusted Closing Purchase Price;

5.2.2.2 four (4) original, duly executed counterparts of the Assignment of Leases, Approved Contracts and Intangibles;

5.2.2.3 four (4) original duly executed counterparts of the Assignment of Environmental Agreements;

5.2.2.4 four (4) original duly executed counterparts of the Assignment of Parking Agreement;

5.2.2.5 four (4) original duly executed counterparts of the Assignment of Chilled Water Agreement;

5.2.2.6 any and all documents customarily required from a purchaser by the Title Company in order to cause it to issue the Title Policy, subject to the reasonable approval of Purchaser and its counsel;

5.2.2.7 all other documents reasonably and customarily required in order to complete the conveyance, transfer and assignment of the Property to Purchaser pursuant to the terms of this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Purchaser’s obligations hereunder or subject Purchaser to additional liability not otherwise contemplated by this Agreement;

5.2.2.8 documentation to establish to Title Company’s reasonable satisfaction the due authorization of Purchaser’s acquisition of the Property and Purchaser’s delivery of the documents required to be delivered by Purchaser pursuant to this Agreement;

5.2.3 Joint. On the Closing Date, Purchaser and Seller shall deliver to the other duly executed counterparts of (i) a closing statement (to be prepared by Title Company or Seller and approved by Purchaser) and (ii) any transfer tax declarations, change of ownership forms or other similar instruments as may be required by law.

5.3 Credits and Prorations.

5.3.1 Prorations. The following shall be apportioned with respect to the Property, based on the number of days Seller and Purchaser each own the Property in the month (or year if applicable) in which the Closing occurs, as of 12:01 a.m. on the Closing Date, as if Purchaser were vested with title to the Property during the entire day on the Closing Date:

5.3.1.1 all collected rents and other sums received under Leases, including prepaid rents (“Rents”);

5.3.1.2 nondelinquent taxes (and to the extent the same are Permitted Exceptions, assessments) (including personal property taxes on the Personal Property and taxes on rents (if any)) levied against the Property;

5.3.1.3 pre-payments and accrued amounts due under any Approved Contracts (defined below) relating to the Property;

5.3.1.4 gas, electricity, water and other utility charges for which Seller is liable, if any; such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (which Seller shall use reasonable efforts to cause to be read not more than two (2) business days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;

5.3.1.5 environmental insurance premium in an amount equal to 93/96th of the sum of the $136,878.34 premium and $14,980 legal expenses, or a $147,112.77 credit to Seller;

5.3.1.6 all other ordinary expenses pertaining to the Property (other than insurance premiums which, except as provided otherwise in Section 5.3.1.5, above) shall not be prorated).

5.3.2 Closing Mechanics and Method of Prorations.

5.3.2.1 At the Closing, (A) Seller shall credit to the account of Purchaser the amount of all security deposits (together with interest required to be paid thereon) under Leases not previously applied in accordance with the terms of the Leases; (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property which are duly assigned to Purchaser at the Closing (and Seller shall be entitled to recover from the utility companies any such deposits that are not so assigned and credited).

5.3.2.2 Purchaser and Seller agree to prorate all nondelinquent real estate and personal property taxes (and assessments to the extent the same shall constitute Permitted Exceptions) for the period for which such nondelinquent real estate and personal property taxes (on the Tangible Personal Property) are assessed, regardless of when payable. Any nondelinquent real estate and personal property taxes (on the Tangible Personal Property) paid at or prior to Closing shall be prorated based upon the amounts actually paid. If nondelinquent real estate and personal property taxes (on the Tangible Personal Property) (and, to the extent the same are Permitted Exceptions, assessments) for the fiscal year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Purchaser credited at Closing with an amount equal to that portion of such taxes and assessments which relates to the period before the Closing Date. If the actual real estate and personal property taxes (on the Tangible Personal Property) and assessments are not known at Closing, the proration shall be based upon the most recent assessed values and tax rates. To the extent that the actual real estate and personal property taxes (on the Tangible Personal Property) and assessments paid differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within 30 days of the issuance of final tax bills, subject to the terms of Section 5.3.2.7, with the parties hereto agreeing that all Proration Adjusting Payments (defined in Section 7.4.3.6, below) that required to be made by Seller to Purchaser under this Section 5.3.2.2 shall be paid from the Escrow Fund (as defined in the General Escrow Agreement), and Seller hereby agrees to direct General Escrow Agent to pay such amounts from the Escrow Fund in accordance with Section 7.4.3.6, below. Notwithstanding anything to the contrary herein, (a) Purchaser acknowledges and agrees that any real estate tax refunds relating to any pre-Closing period, including without limitation, as it relates to any pending appeal of any assessment that affects any real estate tax payment made with respect to any tax period prior to Closing, shall be the exclusive property of Seller, subject only to any contractual obligations of Seller to any Tenants pursuant to any Leases as in effect during the period for the period for which such refunds of real estate taxes pertain and (b) Seller acknowledges and agrees that Seller shall be responsible for payment of any and all personal property taxes with respect to the Tangible Personal Property that are either delinquent as of the Closing Date or that are otherwise payable with respect to any period prior to the Closing Date.

5.3.2.3 Seller shall be responsible for and shall pay all Tenant Inducement Costs (defined below) and Commissions (defined below) that are payable with respect to any Lease entered into prior to the date hereof. Tenant Inducement Costs and Commissions that are payable with respect to any Lease entered into after the date hereof shall be borne by Purchaser. For purposes hereof, the term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to (or for the direct benefit of) the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, design and refurbishment allowances, free rent or legal fees.

5.3.2.4 All Rent collected by Seller and Purchaser after the Closing Date shall be delivered by the recipient as follows. Subject to the provisions of this Section 5.3.2.4, within fifteen (15) days after the receipt thereof, Seller and Purchaser agree that all Rent received by Seller or Purchaser shall be applied first to then current Rents, and then to delinquent rents, in inverse order of maturity. At the Closing, Seller shall deliver to Purchaser a schedule of all past due but uncollected Rent and other sums owed by tenants, and Purchaser shall include the amount of such Rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter and shall make good faith efforts to collect such amounts during such six (6) month period. Following the Closing, Seller shall not separately pursue Tenants (by litigation or otherwise) for payment of delinquent Rent unless the Tenant in question is no longer a tenant of the Property.

5.3.2.5 Seller, as landlord under the Leases, is currently collecting from certain of the Tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the Property (such expenses, collectively “Expenses” and such collections actually received, collectively “Collections”). Collections for the month in which Closing occurs shall be prorated in the same manner as other Rents. Prior to Closing, Seller shall reconcile all Collections and Expenses for the calendar year preceding the year in which the Closing occurs with the tenants. Subsequent to Closing, Purchaser shall calculate adjustments for Expenses incurred and Collections received for the year of Closing, which reconciliation as to electricity usage in Tenant’s premises will be done on a monthly, quarterly or annual basis depending on the terms of the applicable Lease. Purchaser shall prepare and present to Seller a calculation of the Collections received and Expenses incurred by each of Seller and Purchaser attributable to each party’s period of ownership, together with reasonable verification of same. The parties shall make the appropriate adjusting payments between them within 30 days after delivery to Seller of Purchaser’s calculation, with the parties hereto agreeing that all Proration Adjusting Payments (defined in Section 7.4.3.6, below) that required to be made by Seller to Purchaser under this Section 5.3.2.5 shall be paid from the

Escrow Fund (as defined in the General Escrow Agreement), and Seller hereby agrees to direct General Escrow Agent to pay such amounts from the Escrow Fund in accordance with Section 7.4.3.6, below. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all Claims, Damages and Expenses arising out of Seller’s collection of Expenses from tenants of the Property for all calendar years preceding the years in which the Closing occurs.

5.3.2.6 Seller shall pay all utility charges and other operating expenses attributable to the Property for all periods prior to the Closing Date (except for those utility charges and operating expenses payable directly to the utility company or service provider by Tenants in accordance with the Leases (“Direct Charges”)), and Purchaser shall pay all utility charges and other operating expenses (other than Direct Charges) attributable to the Property for the periods on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Purchaser and Seller shall be made within twenty (20) days after the date that actual consumption for such pre-closing period is determined, with the parties hereto agreeing that all Proration Adjusting Payments (defined in Section 7.4.3.6, below) that required to be made by Seller to Purchaser under this Section 5.3.2.6 shall be paid from the Escrow Fund (as defined in the General Escrow Agreement), and Seller hereby agrees to direct General Escrow Agent to pay such amounts from the Escrow Fund in accordance with Section 7.4.3.6, below. Seller shall assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Property and Seller shall receive a credit for such amounts as an adjustment to the Closing Purchase Price. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser’s name beginning on the Closing Date. Seller shall take no action to cause any interruption in any utility service to the Property and shall reasonably cooperate (at no expense to Seller) with Purchaser’s requests designed to avoid interruptions in service.

5.3.2.7 If at any time following the Closing Date, the amount of an item listed or prorated in any section of this Article 5 shall prove to be incorrect (whether as a result of an error in calculation or lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of reasonable proof of such error. The provisions of this Section 5.3.2.7 shall survive the Closing for a period expiring on the date that is six (6) full calendar months after the Closing Date.

5.3.3 Closing Costs. Each party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation (a) all costs and expenses stated herein to be borne by a party, and (b) all of their respective consulting, accounting, legal and appraisal fees. Seller, in addition to its other expenses, shall pay at the Closing (i) the cost of recording the Deed, (ii) one-half of all escrow fees and the cost of the CLTA portion of the premium for the Title Policy and (iii) all sale, documentary, stamp or transfer taxes. Purchaser, in addition to its other expenses, shall pay at the Closing (A) the cost of the ALTA portion of the title insurance premium for the Title Policy, (B) the cost of all endorsements to the Title Policy and (C) one-half of all escrow fees. Seller shall be separately responsible for the payment of all fees and commissions owing to or claimed by any real estate broker or finder engaged by Seller pursuant to Section 10 hereof.

5.3.4 Survival. The obligations under this Section 5.3 shall survive the Closing and delivery of the Deed to Purchaser.

5.3.5 Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to the Permitted Exceptions.

6. [INTENTIONALLY OMITTED]

7. REPRESENTATIONS AND WARRANTIES

7.1 Seller hereby makes the following representations and warranties to Purchaser, all of which (i) are material and being relied upon by Purchaser, (ii) shall survive through the date that is six (6) months after the Closing Date and (iii) are true and accurate and complete, in all material respects as the Closing Date.

EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, IN THE TRANSACTION DOCUMENTS, IN THE SNS PURCHASE AGREEMENT AND IN THE ANCILLARY AGREEMENTS (AS DEFINED IN THE SNS PURCHASE AGREEMENT), (A) PURCHASER AGREES TO PURCHASE THE PROPERTY IN “AS-IS”, “WHERE-IS” CONDITION AND “WITH ALL FAULTS” AS THEY EXIST ON THE CLOSING DATE, SPECIFICALLY INCLUDING ALL EXISTING ENVIRONMENTAL CONDITIONS, WHETHER KNOWN OR UNKNOWN, WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER, (B) NEITHER SELLER NOR ANY MEMBER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE PURPORTING TO REPRESENT SELLER, HAS ASSUMED ANY RESPONSIBILITY WITH RESPECT TO THE CONDITION OR REPAIR OF THE PROPERTY, (C) PURCHASER ACKNOWLEDGES THAT SELLER HAS REQUESTED THAT PURCHASER INSPECT, OR CAUSE TO BE INSPECTED, THE PROPERTY, AND INVESTIGATE ALL MATTERS RELEVANT THERETO, UP TO AND INCLUDING THE DATE SET FOR CLOSING, (D) IT IS SELLER’S INTENT THAT BY AFFORDING PURCHASER FULL ACCESS TO THE PROPERTY AND ALL BOOKS AND RECORDS AND MATTERS RELEVANT THERETO, PURCHASER WILL HAVE A FULL OPPORTUNITY TO CONSIDER THE INFORMATION ABOUT THE PROPERTY. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, IN THE TRANSACTION DOCUMENTS, IN THE SNS PURCHASE AGREEMENT OR IN THE ANCILLARY AGREEMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENT OF SUCH MATERIALS. PURCHASER ACKNOWLEDGES THAT ANY DISCLOSURE, EXCLUSION OR EXCEPTION CONTAINED IN THE BODY OF ONE REPRESENTATION OR WARRANTY OR IN THE DISCLOSURE SCHEDULE SHALL BE DEEMED TO BE A DISCLOSURE, EXCLUSION OR EXCEPTION AS TO ALL OTHER APPLICABLE REPRESENTATIONS AND WARRANTIES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT AND SHALL NOT MERGE WITH THE DEED OR OTHER CONVEYANCE OF THE PROPERTY AT CLOSING.

7.1.1 Authority.

(a) Seller is a Delaware limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business in the State of Arizona. The execution and delivery of this Agreement by Seller and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, to Seller’s Knowledge (i) violate any judgment, order, injunction, or regulation of any governmental entity or (ii) conflict with, or constitute a default under the organizational documents of Seller, any indebtedness, deed of trust, lease or other material agreement to which Seller is a party or by which Seller may be bound. No consent, waiver or approval is required from any person or entity (that has not already been obtained) in connection with the execution, delivery or performance of this Agreement by Seller;

(b) Sterling Network Manager, LLC is the managing member of Seller.

7.1.2 No Other Agreements. Seller has not entered into any currently effective agreement to dispose of or transfer its interest in the Property or any part thereof, except for this Agreement.

7.1.3 Books and Records; Material Communications. To Seller’s Knowledge, Seller has made available to Purchaser at the Property or at Seller’s offices in Northbrook, Illinois, all material books, records, reports, documents, notices, orders, correspondence or engineering or other studies relevant to the ownership, construction, development, entitlements, maintenance, leasing, the Leases, the Tenants, the environmental and/or physical condition or operation of the Property (the “Books and Records”) and all Material Communications (defined below) which are in the possession of Seller, its constituent members, its Affiliates or the Existing Manager or any of their respective employees. For purposes hereof, “Material Communications” means all written notices, communications and other correspondence that are (i) received by Seller or the Existing Manager from, or (ii) delivered by Seller or the Existing Manager to any governmental agency, any insurance company, any Tenant under any of the Leases or any other party to any Contract, in each case, that relate to or affect the ownership or operation of the Property in any material respect, including, without limitation, in all cases, any written notices, communication or correspondence so received or delivered: (a) asserting or pertaining to any claims of default, liability or breach on the part of Seller, (b) exercising any rights, including, without limitation, any rights of expansion, extension, contraction, operating expense audit, or termination, (c) relating to any inquiry by any governmental official or agency or to any actual, prospective or potential violation, disapproval, termination or revocation of any Law, insurance policy, legal entitlement, permit, or contractual obligation (or any application by Seller with respect thereto), (d) relating in any manner to any Hazardous Materials (defined below) (or any adverse environmental condition) located or released (or potentially located or released) in, on, about, under, or adjacent to the Real Property or any physical defect or unhealthy or dangerous condition in, on or about the Real Property, (e) relating to any change (or potential change) in zoning, approvals, land use entitlements or property taxes or assessments affecting the Property, and (f) any written communication from any Tenant or prospective tenant expressing the need to obtain, expand, vacate, or sublease any leased space in the Real Property or requesting consent to any sublease or assignment, or otherwise providing any material information concerning the financial standing of any Tenant.

7.1.4 Leases and Tenants. All of the leases, licenses and occupancy agreements (as the same may be amended) affecting the Property and all amendments and guarantees thereof (collectively, “Leases”) (and all of the existing tenants under such Leases (the “Tenants”)) are listed on the rent roll (the “Rent Roll”) attached hereto as Exhibit “K”. To Seller’s Knowledge, the only parties entitled to possession of any part of the Real Property are listed on the Rent Roll (other than subtenants occupying space under valid subleases which have either been expressly consented to by the landlord thereunder or for which no such consent is required and subtenants or licensees of SNS). All information described on the Rent Roll is true, complete and correct in all material respects. No rent has been prepaid under any Lease more than thirty (30) days in advance. Seller is the owner of the landlord’s interest under each Lease and has not assigned (other than as collateral for existing financing to be paid off and discharged at the Closing) any interest therein to any other person. All of the security deposits previously deposited with the “landlord” under the Leases are described on the Rent Roll and as of the Closing, the landlord under such Leases shall have no obligation to any Tenant with respect to any security or other deposit except for the obligation to return those security deposits described on the Rent Roll. Except as described on the Disclosure Schedule, there are no noncash security deposits under the Leases. Except as described on the Disclosure Schedule, Seller has completed all construction and tenant improvements obligations (and all cash amounts and allowances disbursement obligations) which are the responsibility of the landlord under the Leases (other than maintenance, repair and casualty or condemnation restoration obligations thereunder) and has performed all other obligations of the landlord thereunder which are to be performed prior to the date of this representation and warranty. Seller has not given to, and to Seller’s Knowledge, Seller has not received from, any Tenant any written notice of default under any Lease except as contained in the Books and Records. To Seller’s Knowledge, except as described on the Disclosure Schedule, neither Seller (as the landlord under the Leases) nor any of the Tenants is in default under any of the Leases and there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a material default or material breach by any party under any Lease. To Seller’s Knowledge, there does not exist any right of offset or abatement or claims in favor of any Tenant under any Lease or any defense against enforcement of any of the material terms of (or Tenant obligations under) any Lease, and no such rights of offset or abatement, claims or defenses have been asserted or threatened in writing (which remain outstanding).

7.1.5 Brokerage Agreements. Except as described on Exhibit “L” attached hereto (the “Disclosure Schedule”), Seller has no obligation, and following the Closing, Purchaser (as owner of the Property) will have no obligation, to pay any broker’s or finder’s commission, fee or other compensation (which remains unpaid) with respect to any past, present or future Lease, lease renewal, license, lease expansion, sale, financing or similar transaction affecting the Property or any portion thereof (other than any such obligation created by the acts of Purchaser).

7.1.6 Contracts. All of the service, management, maintenance, repair, parking, employment, union, construction, and other contracts or obligations relating to the ownership, management, construction, renovation, design, marketing, alteration, security, maintenance, repair or operation of the Property, whether written or oral, binding on Seller or the Property, (other than the Leases) are listed on Exhibit “M” attached hereto (the “Contracts”). All of the Contracts listed on Exhibit “M”, other than the Contracts listed at Nos. 8 and 11 on Exhibit “M”, constitute the “Approved Contracts”. Seller has not given to, or received from, any other party to any Contract any written notice of default or breach, and to Seller’s Knowledge, (a) no party to any Contract is in default under such Contract and (b) there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a material default or material breach by any party under any Contract.

7.1.7 Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and any related regulations, and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons. Seller shall execute at the Closing such certificates or affidavits reasonably necessary to document the inapplicability of the Code sections referred to in this subparagraph. At the Closing, Purchaser will have no duty to collect withholding taxes for Seller pursuant to the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended (or pursuant to any comparable state or local statutes or ordinances).

7.1.8 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

7.1.9 Litigation. Except as disclosed on the Disclosure Schedule, (a) Seller has not been served with or received any written notice of, and has no Knowledge of any pending litigation, legal proceeding or claim with respect to the Property or any portion thereof or otherwise affecting Seller’s ability to consummate the transactions contemplated by this Agreement and to Seller’s Knowledge no such litigation, legal proceedings or claims are threatened, (b) Seller has not received any written notice of any filed, pending or contemplated condemnation, zoning, entitlements, governmental, nuisance or other proceeding affecting all or any portion of the Property (which remains outstanding), and to Seller’s Knowledge no such actions or proceedings are threatened and (c) there are no material outstanding claims on Seller’s insurance policies which relate to the Property.

7.1.10 Violations. Except as described in the Disclosure Schedule and the Environmental Documents, to Seller’s Knowledge Seller has not received from any governmental authority any written notice of any currently existing non-compliance or violation (excluding any noncompliance matters for which there is no obligation of Seller to rectify or cure by a particular date). Except as described in the Disclosure Schedule, to Seller’s Knowledge, Seller has not received any notice of any violation (and there does not exist any violation) by Seller or the Property (or any portion thereof) of any reciprocal easement agreement, easement agreement, or covenant, condition or restriction with respect to the Property (or any portion thereof). Except as described in the Disclosure Schedule, to Seller’s Knowledge, all permits required to be obtained by the Seller (as owner of the Property) with regard to use or occupancy of the Property have been obtained, have not been revoked, and any conditions to the continued effectiveness of such permits and approvals have been complied with in all material respects.

7.1.11 Hazardous Materials.

(a) Definitions. For purposes of this Agreement:

(i) “Environmental Law(s)” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., and the Clean Water Act, 33 U.S.C. Sections 1251 et seq., and the Arizona Environmental Quality Act A.R.S. Section 49-101, et seq., as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance applicable to the Property or any portion thereof which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of any Hazardous Materials, or requires disclosures relating to the same.

(ii) “Hazardous Materials” means and includes (i) any substance which is designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any applicable Environmental Law, as currently in effect or as hereafter amended or enacted prior to the Closing Date (ii) any petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos and asbestos containing materials (collectively, “ACM”), (vi) any flammable explosive, (vii) any infectious material and (viii) any radioactive material.

(b) Environmental Condition Agreements.

(i) Seller has provided to Purchaser a true and correct and materially complete copy of each of the Environmental Condition Agreements. Seller has not at any time asserted, and to the Knowledge of Seller, the State of Arizona (nor ADEQ) has not at any time asserted in writing, that either the Prospective Purchaser Agreement or the Consent Decree are, for any reason, not valid, binding and/or enforceable. Seller has not at any time asserted, and to the Knowledge of Seller, neither the State of Arizona (nor ADEQ) nor PNI, as applicable, has at any time asserted in writing, that either the ADEQ Access Agreement or the PNI Access Agreement are, for any reason, not valid, binding and/or enforceable.

(ii) All of the representations and certifications made by Seller (A) in the Prospective Purchaser Agreement, including, without limitation, under Section IV of the Prospective Purchaser Agreement, and (B) in the Consent Decree, including, without limitation, in Section IX if the Consent Decree, are true and correct and complete in all respects (and, were and have been true and correct and complete in all respects at all times from and after the date that such representations and certifications were first made).

(iii) Seller has performed all of its obligations under the Prospective Purchaser Agreement and under the Consent Decree, and Seller has received no notice of any default by Seller under (and to the Knowledge of Seller, no default exists under) either the Prospective Purchaser Agreement or the Consent Decree. Seller has performed all of its obligations under the ADEQ Access Agreement and the PNI Access Agreement, and Seller has received no notice of any default by Seller under (and to the Knowledge of Seller, no default exists under) either the ADEQ Access Agreement or the PNI Access Agreement.

(iv) Except as described in or pursuant to the ADEQ Access Agreement, the PNI Access Agreement and the Environmental Documents, neither the State of Arizona (nor any department, agency or contractor of the State of Arizona, including, without limitation, ADEQ) nor any other person or entity has entered the Property for the purpose of performing remedial actions in, on, under or about the Property during the period of time that Seller (or any Affiliate of Seller) has owned the Real Property.

(v) Neither the State of Arizona nor the United States has made any written claim or pursued any civil, criminal or remedial action against Seller or the owner of the Property for any of the reasons (A) described in Paragraph 26 of Section VIII of the Prospective Purchaser Agreement or (B) described in Subparagraphs A through H of Paragraph 35 of Section VIII of the Consent Decree or in Subparagraphs (a) through (f) of Paragraph 54 of Section XII of the Consent Decree.

(vi) Seller has provided, or prior to Closing, will provide, in a timely manner all notices required for the transfer of all of the rights, privileges, benefits and obligations (A) of the “Purchaser” (as such term is used in the Prospective Purchaser Agreement) under the Prospective Purchaser Agreement (such that following consummation of the transactions contemplated hereunder, it is intended that Purchaser shall have all of the rights, privileges, benefits and obligations of the “Purchaser” under the Prospective Purchaser Agreement), (B) of “Sterling” (as such term is used in the Consent Decree) under the Consent Decree (such that following consummation of the transactions contemplated hereunder, it is intended that Purchaser shall have, jointly with Seller, all of the rights, privileges, benefits and obligations of “Sterling” under the Prospective Purchaser Agreement), (C) of the “Owner” (as such term is used in the ADEQ Access Agreement) under the ADEQ Access Agreement (such that following consummation of the transactions contemplated hereunder, it is intended that Purchaser shall have, jointly with Seller, all of the rights, privileges, benefits and obligations of “Owner” under the ADEQ Access Agreement) and (D) the “Owner” (as such term is used in the PNI Access Agreement) under the PNI Access Agreement (such that following consummation of the transactions contemplated hereunder, it is intended that Purchaser shall have, jointly with Seller, all of the rights, privileges, benefits and obligations of “Owner” under the PNI Access Agreement).

(c) Seller has not received written notice of any violation of Environmental Laws relating to any act or omission that occurred during the period of time that Seller has owned the Real Property. Except as disclosed in the Environmental Condition Agreements, the Environmental Documents, and the Disclosure Schedule, to the Knowledge of Seller, (i) there are no Hazardous Materials present in, on, or under the Real Property in a condition requiring remediation under Environmental Laws in effect as of the Closing Date, (ii)

no Hazardous Materials are stored on, in, under or within the Real Property by Seller or any tenant, occupant or user of the Property, except for fuel, batteries and other materials specifically permitted to be used by the Tenants under the Leases in the ordinary course of the Tenants’ business, (iii) there are not now any underground storage tanks located in, on or under the Real Property, (iv) there is no friable or other ACM in, on or under the Real Property, and (v) no permits or approvals are required or are now in force which are applicable to the Real Property or any portion thereof and which are required under any Environmental Laws on account of any storage, use, disposal, manufacture, treatment, release, remediation or transport of any Hazardous Materials to, from, on, under, at or in the Real Property.

(d) Environmental Insurance.

(i) The Environmental Insurer has not at any time asserted, in writing any claim that the Environmental Insurance Policy is, for any reason, not valid, binding and/or enforceable. Seller has not made any claim under the Environmental Insurance Policy (or under any prior or other environmental insurance policy carried by Seller with respect to the Real Property). “Environmental Insurance Policy” shall mean that certain Pollution Legal Liability Select Policy dated April 21, 2006 issued by American International Lines Specialty Insurance Company (the “Environmental Insurer”).

7.1.12 Employees. Following the Closing, (a) other than by reason of the promises of Purchaser made in writing to such employees (if any), to do so, Purchaser shall have no obligation to continue to engage the Existing Manager or the Property Manager or to employ any persons currently employed by Seller, the Existing Manager or the Property Manager and (b) Purchaser shall have no obligation or liability to any current or former employee of Seller, the Existing Manager or the Property Manager.

7.1.13 Personal Property Taxes. The Company has duly filed Maricopa County Self Reporting Business Personal Property Registrations with the Maricopa County Tax Assessor.

When used in this Agreement, the terms “Seller’s Knowledge” and “Knowledge of Seller” shall mean the actual knowledge of Tony Wanger and Jeff Perelman, without investigation.

7.2 [INTENTIONALLY OMITTED]

7.3 Purchaser’s Representations and Warranties. Purchaser hereby makes the following representations and warranties to Seller, which representations and warranties (i) are material and are being relied upon by Seller, (ii) shall survive through the date that is six (6) months after the Closing Date, and (iii) are true and accurate and complete, in all material respects as of the Closing Date:

7.3.1 Authority, etc. Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Delaware. Purchaser has full power and lawful authority under Purchaser’s organizational documents to enter into this Agreement and on or prior to the Closing shall have full power and lawful authority under Purchaser’s organizational documents to execute and deliver all documents which are contemplated by this

Agreement. In the event Purchaser elects to close this transaction at the Closing, all actions necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement to be executed on behalf of Purchaser) have been taken.

7.3.2 No Bankruptcy. Purchaser has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

7.3.3 Solvency. The Purchaser does not intend to incur indebtedness beyond its ability to pay such indebtedness as it matures (taking into account the timing and amounts of cash to be payable or in respect of its indebtedness). To the Knowledge of Purchaser, there exist no facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within six (6) months from the Closing Date.

When used in this Agreement, the terms “Purchaser’s Knowledge” and “Knowledge of Purchaser” shall mean the actual knowledge of Scott Peterson, Chris Crosby, Jim Trout and Glen Benoist, without investigation.

7.4 Indemnification.

7.4.1 Seller’s Indemnification. In the event of the successful consummation and closing of the purchase of the Property by Purchaser contemplated by this Agreement, subject to the terms and conditions set forth in Section 7.4 of this Agreement, Seller agrees to indemnify, defend, protect and hold Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) harmless from and against any and all Liabilities (as defined in the SNS Purchase Agreement), losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action (as defined in the SNS Purchase Agreement) brought or otherwise initiated by any of them), specifically excluding punitive, incidental and consequential damages, other than punitive, incidental and consequential damages incurred pursuant to any Third Party Claim (defined below) (collectively, “Claims, Damages and Expenses”) arising out of or resulting from:

(a) any breach of any representation or warranty by Seller contained in this Agreement or any other Transaction Document (as defined in the SNS Purchase Agreement);

(b) the breach of any covenant or agreement by Seller contained in this Agreement or any other Transaction Document;

(c) any personal injury or property damage occurring in, under, on or around the Real Property prior to the Closing; but only to the extent that such injury or damage would be within the scope of coverage of a standard commercial general liability insurance policy;

(d) any claim by the other contracting party thereto of any breach or default by Seller occurring prior to the Closing under any Contract or any Environmental Condition Agreement; provided, however, that subject to Section 7.4.1(e), below, Seller shall not indemnify Purchaser for any Claims, Damages or Expenses arising out of the Existing Contamination (as defined in the Prospective Purchaser Agreement); and

(e) any (i) claim by (or the pursuit of civil or remedial action by) the State of Arizona (or any department or agency of the State of Arizona or any other governmental authority) and/or (ii) the failure of the Consent Decree to be enforceable against any third party claim for contribution for (or with respect to) any of the reasons described in Paragraph 26 of Section VIII of the Prospective Purchaser Agreement or described in Subparagraphs A through H of Paragraph 35 of Section VIII of the Consent Decree or in Subparagraphs (a) through (f) of Paragraph 54 of Section XII of the Consent Decree and that arises out of or relates to any act or omission of Seller, any party claiming through or under Seller or any employee, agent or contractor of any such party at any time prior to the Closing.

7.4.2 Purchaser’s Indemnification. In the event of the successful consummation and closing of the purchase of the Property by Purchaser contemplated by this Agreement, subject to the terms and conditions set forth in Section 7.4 of this Agreement, Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”), from and against any and all Claims, Damages and Expenses arising out of or resulting from:

(a) any breach of any representation or warranty by Purchaser contained in this Agreement or any other Transaction Document;

(b) the breach of any covenant or agreement by Seller contained in this Agreement or any other Transaction Document;

(c) any personal injury or property damage occurring in, under, on or around (or with respect to) the Property following the Closing, but only to the extent that such injury or damage would be within the scope of coverage of a standard commercial general liability insurance policy;

(d) any claim by the other contracting party thereto of any breach or default by Purchaser occurring after the Closing under any Contract or any Environmental Condition Agreement; provided, however, that subject to Section 7.4.2(e), below, Purchaser shall not indemnify Seller for any Claims, Damages or Expenses arising out of the Existing Contamination (as defined in the Prospective Purchaser Agreement); and

(e) any (i) claim by (or the pursuit of civil or remedial action by) the State of Arizona (or any department or agency of the State of Arizona or any other governmental authority) and/or (ii) the failure of the Consent Decree to be enforceable against any third party claim for contribution for (or with respect to) any of the reasons described in Paragraph 26 of Section VIII of the Prospective Purchaser Agreement or described in Subparagraphs A through

H of Paragraph 35 of Section VIII of the Consent Decree or in Subparagraphs (a) through (f) of Paragraph 54 of Section XII of the Consent Decree and that arises out of or relates to any act or omission of Purchaser, any party claiming through or under Purchaser or any employee, agent or contractor of any such party at any time following the Closing (and during Purchaser’s ownership of the Property).

7.4.3 Survival; Limitations. The obligations of the parties pursuant to this Section 7.4 above shall be subject to the following conditions and limitations:

7.4.3.1 Survival. With respect to any indemnity claim that any Indemnified Party (defined below) has or may have under Section 7.4.1 or Section 7.4.2, as applicable, such Indemnified Party must give written notice to the Indemnifying Party of any such claims in each instance on or before the date that is six (6) months after the date hereof. In the event any Indemnified Party fails to provide such notice within the required time period, such Indemnified Party shall have no right to bring any such claim under Section 7.4.1 or Section 7.4.2, as applicable, against the Indemnifying Party under this Agreement.

7.4.3.2 Basket.

7.4.3.2.1 Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 7.4), the Seller shall have no liability to any Purchaser Indemnified Party pursuant to Section 7.4.1(a) of this Agreement unless and until the Claims, Damages and Expenses incurred by all Purchaser Indemnified Parties as a result thereof, together with all Losses (as defined in the SNS Purchase Agreement) incurred by the Purchaser Indemnified Parties (as defined in the SNS Purchase Agreement) for which the Sellers (as defined in the SNS Purchase Agreement) are liable under Section 6.07 or Section 8.02(a) of the SNS Purchase Agreement, exceed, in the aggregate, the Basket Amount (as defined in the SNS Purchase Agreement); provided, however, that in the event that such Claims, Damages and Expenses together with such Losses, in the aggregate, exceed the Basket Amount, Seller shall fully indemnify the Purchaser Indemnified Parties for all Claims, Damages and Expenses in excess of the Basket Amount that are incurred by the Purchaser Indemnified Parties and that are within the indemnification obligations of Seller under Section 7.4.1(a).

7.4.3.2.2 Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 7.4), the Purchaser shall have no liability to any Seller Indemnified Party pursuant to Section 7.4.2(a) of this Agreement unless and until the Claims, Damages and Expenses incurred by the Seller Indemnified Parties as a result thereof, together with the Losses incurred by Seller Indemnified Parties (as defined in the SNS Purchase Agreement) for which the SNS Purchaser is liable under Section 6.07 or Section 8.03(a) of the SNS Purchase Agreement, exceed, in the aggregate, the Basket Amount, provided, however, that in the event such Claims, Damages and Expenses together with such Losses, in the aggregate, exceed the Basket Amount, the Purchaser shall fully indemnify the Seller Indemnified Parties for all Claims, Damages and Expenses in excess of the Basket Amount that are incurred by the Seller Indemnified Parties and that are within the indemnification obligations of the Purchaser under Section 7.4.2(a).

7.4.3.3 Immaterial Claims.

7.4.3.3.1 Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 7.4), the Seller shall not be liable to any Purchaser Indemnified Party under Section 7.4.1, nor shall any such claim or series of related claims be counted toward the Basket Amount, unless the Claims, Damages and Expenses incurred by the applicable Purchaser Indemnified Parties as a result of any such claim or series of related claims exceed $10,000; provided, however, that the limitations on the liability of Seller contained in this Section 7.4.3.3.1 shall apply only with respect to the first fifteen (15) claims of which (i) the Purchaser Indemnified Parties have given the Seller written notice or the Purchaser Indemnified Parties (as defined in the SNS Purchase Agreement) have given written notice to the SNS Sellers, and (ii) for which Seller would be liable to the Purchaser Indemnified Parties under Section 7.4.1 or the SNS Sellers would be liable to the Purchaser Indemnified Parties (as defined in the SNS Purchase Agreement) under Section 6.07 or Section 8.02 of the SNS Purchase Agreement, as applicable, but for this Section 7.4.3.3.1 (or Section 8.05(c) of the SNS Purchase Agreement), and from and after the date on which the fifteenth (15th) such claim shall have occurred, this Section 7.4.3.3.1 shall have no further force or effect.

7.4.3.3.2 Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 7.4), the Purchaser shall not be liable to any Seller Indemnified Party under Section 7.4.2, nor shall any such claim or series of related claims be counted toward the Basket Amount, unless the Claims, Damages and Expenses incurred by the applicable Seller Indemnified Parties as a result of any such claim or series of related claims exceed $10,000; provided, however, that the limitations on the liability of Purchaser contained in this Section 7.4.3.3.2 shall apply only with respect to the first fifteen (15) claims (regardless of amount) of which (i) the Seller Indemnified Parties have given the Purchase written notice or the Seller Indemnified Parties (as defined in the SNS Purchase Agreement) have given written notice to the SNS Purchaser, and (ii) for which Purchase would be liable to the Seller Indemnified Parties under Section 7.4.2 or the SNS Purchaser would be liable to the Seller Indemnified Parties (as defined in the SNS Purchase Agreement) under Section 6.07 or Section 8.03 of the SNS Purchase Agreement, as applicable, but for this Section 7.4.3.3.2 (or Section 8.05(d) of the SNS Purchase Agreement), and from and after the date on which the fifteenth (15th) such claim shall have occurred, this Section 7.4.3.3.2 shall have no further force or effect.

7.4.3.4 Cap. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Documents (other than, to the extent provided therein, the SNS Purchase Agreement), the Purchaser shall not be liable to any Seller Indemnified Party under the Transaction Documents, to the extent that the aggregate amount of (a) Claims, Damages and Expenses incurred by the Seller Indemnified Parties pursuant to the Transaction Documents or in connection with the transactions contemplated hereby or thereby or as a result thereof and (b) Losses incurred by the Seller Indemnified Parties (as defined in the SNS Purchase Agreement) pursuant to the Transaction Documents or in connection with the transactions contemplated thereby or as a result thereof, exceed, in the aggregate, $7,000,000; provided, however, that claims arising out of fraud shall not be subject to the limitations set forth in this Section 7.4.3.4. For the avoidance of doubt, the parties hereto agree that, other than with respect to claims for fraud (and except as expressly provided otherwise in the SNS Purchase Agreement), the liability of the Purchaser under this Agreement and the Transaction Documents together with the liability of the SNS Purchaser under the SNS Purchase Agreement and the

Transaction Documents, shall not in any event, exceed $7,000,000, in the aggregate; provided, however, that nothing in this Section 7.4.3.4 shall in any manner limit (or be construed to limit) any liability of the SNS Purchasers for any claims which, pursuant to the express provisions of Section 8.05(e) of the SNS Purchase Agreement, are not subject to the limitations on the liability of the SNS Purchasers set forth in such Section 8.05(e).

7.4.3.5 Exclusive Remedy.

7.4.3.5.1 Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Documents (other than the SNS Purchase Agreement), recovery against the Escrow Amount pursuant to this Section 7.4 and the General Escrow Agreement constitutes the Purchaser Indemnified Parties’ sole and exclusive recourse and remedy for any and all Claims, Damages and Expenses or other claims relating to or arising from this Agreement, any other Transaction Document (other than, to the extent provided therein, the SNS Purchase Agreement), or in connection with the transactions contemplated hereby or thereby; provided, however, that claims arising out of fraud shall not be subject to the limitations set forth in this Section 7.4.3.5.1; provided, further, however, that nothing in this Section 7.4.5 shall in any manner limit (or be construed to limit) any liability of the SNS Sellers for any claims which, pursuant to the express provisions of Section 8.06 of the SNS Purchase Agreement, are not subject to the limitations on the liability of the SNS Sellers set forth in such Section 8.06. Seller acknowledges and agrees that all or any portion of the Escrow Amount owed to Seller may be applied in satisfaction of the indemnification obligations of Seller or any of the SNS Sellers.

7.4.3.5.2 Other than as set forth in the SNS Purchase Agreement, the indemnification provisions and procedures contained in this Section 7.4 shall constitute the sole and exclusive recourse and remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any Claims, Damages and Expenses resulting from, arising out of or in connection with any matters subject to indemnification under this Section 7.4; provided, however, that claims arising out of fraud shall not be subject to the limitations set forth in this Section 7.4.3.5.2.

7.4.3.6 Proration Adjusting Payments. All amounts due from Seller to Purchaser as a result of an adjusting payment (a “Proration Adjusting Payment”) made after the Closing Date under Section 5.3.2.2, 5.3.2.5 or 5.3.2.6 shall be paid to the Purchaser by the General Escrow Agent from the funds deposited in the Escrow Fund (as defined in the General Escrow Agreement) and Seller hereby agrees (a) to execute with Purchaser a written instruction irrevocably authorizing and directing the General Escrow Agent to release to Purchaser any such amounts and (b) that the limitations contained in Sections 7.4.3.2 or 7.4.3.3, above, do not apply to any Proration Adjusting Payment required to be made under this Agreement.

7.4.4 Notice of Claims; Indemnification Procedure for Third Party Claims.

7.4.4.1 Definitions.

7.4.4.1.1 “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

7.4.4.1.2 “Indemnifying Party” means the Seller pursuant to Section 7.4.1 and the Purchaser pursuant to Section 7.4.2, as the case may be.

7.4.4.2 An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement or any Transaction Document, within 30 days of such determination, stating the amount of the Claims, Damages and Expenses, if known, and method of computation thereof, and containing a reasonably detailed description of such matter and a reference to the provisions of this Agreement or any Transaction Document in respect of which such right of indemnification is claimed or arises.

7.4.4.3 If an Indemnified Party shall receive notice of any action, audit, demand or assessment (each, a “Third Party Claim”) against it which gives or could reasonably be expected to give rise to a claim for Claims, Damages and Expenses under this Section 7.4, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim together with a brief statement of information then known to the Indemnified Party with respect thereto and a reference to the provisions of this Agreement or any Transaction Document in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing the obligation to indemnify the Indemnified Party hereunder against any Claims, Damages and Expenses that may result from such Third Party Claim, subject to the provisions of this Section 7.4.4 and Section 7.4.3, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense, subject to the provisions of this Section 7.4.4 and Section 7.4.3, and through counsel of its choice upon written notice of its intention to do so to the Indemnified Party within 10 days of the receipt of the such notice from the Indemnified Party. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents in writing to the retention of such counsel or unless there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party (based upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party. In the event of such conflict, the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to vigorously defend the Third Party Claim, and such failure continues for ten (10) days after the Indemnifying Party is given written notice of such failure, the Indemnified Party shall be entitled to assume such control; provided, however, that if the Indemnified Party gives a notice of such a failure at any time with respect to any Third Party Claim, it shall not thereafter as a condition to the assumption of control of a Third Party Claim have any obligation to give an Indemnifying Party any other notice of such a failure with respect to such Third Party Claim. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third

Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, subject to considerations with respect to the maintenance of privilege. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, subject to considerations with respect to the maintenance of privilege. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless (i) such settlement involves only the payment of money damages for which the Indemnifying Party is fully liable hereunder, (ii) the settlement does not include or constitute any admission of liability on the part of the Indemnified Party, and (iii) such settlement includes a full release of the Indemnified Party with respect to all liability with respect thereto.

7.4.5 Exclusion of Other Remedies. Other than with respect to fraud, the indemnification provisions and provisions set forth in this Article 7 constitute the sole and exclusive recourse and remedies of the parties for recovery of Claims, Damages, and Expenses arising out of or relating to any matters subject to indemnification under this Article 7.

7.4.6 No Right of Set-Off. Under no circumstances may Purchaser or Seller, as applicable, exercise or assert any right to set off against or reduce any other payment obligation to the other or any Affiliate thereof, with respect to any claim for indemnification hereunder.

7.4.7 Other Limitations. Any liability for indemnification under this Agreement shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation or warranty or (ii) with respect to any liability to the extent that the dollar value thereof is included in the calculation of any Proration Adjustment. Claims, Damages and Expenses shall be reduced by the amount of any insurance proceeds for such Claims, Damages and Expenses actually received by the Indemnified Party with respect to the matters causing such Claims, Damages and Expenses. The Indemnified Parties shall use their respective commercially reasonable efforts to mitigate the amount of any Claims, Damages and Expenses, where practicable and feasible, so long as the applicable Indemnifying Parties reimburse all such Indemnified Parties for all good faith out-of-pocket expenses incurred with respect to such efforts promptly upon written request therefor accompanied by documentation thereof.

8. [Intentionally Omitted]

9. CONDITIONS PRECEDENT

9.1 Purchaser’s Conditions Precedent. The obligations of Purchaser under this Agreement are contingent upon the satisfaction (or written waiver by Purchaser) of each and all of the following conditions precedent (“Conditions Precedent”) on or before the Closing Date and prior to the Closing:

9.1.1 Representations. The representations and warranties of Seller set forth in Section 7.1 above shall be true, complete and correct in all material respects as of the Closing Date.

9.1.2 Title Policy. As of the Closing, the Title Company shall be irrevocably committed in form satisfactory to Purchaser to issue the Title Policy (in the form, with the endorsements and subject only to the Permitted Exceptions called for by Section 4.2) at and as of Closing in accordance with Section 4.2 hereof. In addition, at the Closing, the Property shall be subject to no liens, exceptions or encumbrances other than the Permitted Exceptions.

9.1.3 No Default. Seller shall not be in material default under any, and shall have otherwise performed in all material respects all, of its obligations to be performed under this Agreement at or prior to the Closing.

9.1.4 No Bankruptcy. Neither Seller nor any Material Tenant shall have filed (nor have had filed against it) any proceeding in bankruptcy, receivership or any similar proceeding.

9.1.5 Environmental Condition Agreement. Neither Purchaser nor Seller shall have received any notice from ADEQ (or, with respect to the PNI Access Agreement, PNI) that the ADEQ (or, in the case of the PNI Access Agreement, PNI) objects to (or will require additional information prior to) the transfer of the Environmental Condition Agreements to Purchaser.

9.1.6 Environmental Insurance. The Environmental Insurer shall be committed in a writing reasonably acceptable to Purchaser to add Purchaser as a named insured under and to add this Agreement as an insured contract under the Environmental Insurance Policy.

9.1.7 Delivery. Seller shall have delivered to Closing Escrow Agent or Purchaser all of the items that Seller is required to deliver under Section 5.2.1, above.

9.1.8 Tenant Estoppel Certificates. Purchaser shall have received and approved (in Purchaser’s sole but good faith discretion) an executed estoppel certificate substantially in the form of Exhibit “O” attached hereto or, with respect to any Lease that specifies a form of estoppel certificate, such form, and otherwise in form and substance reasonably satisfactory to Purchaser (a “Tenant Estoppel”) from each of (a) Sterling Network Services, LLC, (b) Toyota Motor Sales, U.S.A., Inc., (c) SunGard Availability Services, LP, (d) XO Arizona, Inc., and (e) Viawest Internet Services (collectively, the “Material Tenants”).

9.1.9 Prior Closing of SNS Transaction. The transactions contemplated under the SNS Purchase Agreement shall have closed.

9.2 Seller’s Conditions Precedent. The obligations of Seller under this Agreement are contingent upon the satisfaction (or written waiver by Seller) of each and all of the following Conditions Precedent on or before the Closing Date and prior to the Closing:

9.2.1 No Default. Purchaser shall not be in material default under any of its material obligations to be performed hereunder at or prior to the Closing.

9.2.2 Representations. The representations and warranties of Purchaser set forth in Section 7.2 above shall be true, complete and correct in all material respects as of the Closing Date.

9.2.3 Delivery. Purchaser shall have delivered to Closing Escrow Agent or Seller all of the items that Purchaser is required to deliver under Section 5.2.2, above.

9.2.4 Prior Closing of SNS Transaction. The transactions contemplated under the SNS Purchase Agreement shall have closed.

10. BROKERAGE

Except for Signal Hill Capital Group, LLC representing Seller (“Seller’s Broker”), neither party has had any contact or dealings regarding the Property, through any licensed real estate broker or other persons who can claim a right to a commission or finder’s fee in connection with this transaction. The parties agree that Seller shall be responsible for the payment of any compensation to Seller’s Broker pursuant to separate agreement with Seller’s Broker. In the event that any other party claims a commission or finder’s fee in this transaction, the party through whom the party makes its claim shall be responsible for said commission or fee and shall indemnify the other against all costs and expenses (including reasonable attorneys’ fees) incurred in defending against the same. This indemnification obligation shall survive the Closing or termination of this Agreement for any cause.

11. DEFAULTS AND REMEDIES

11.1 Return of Materials. In the event that the transactions contemplated under this Agreement shall fail to be consummated for any reason, Purchaser shall, and shall cause its agents, affiliates and representatives to, (a) return to Seller any and all informational materials provided by on behalf of Seller pursuant to or in connection with this Agreement and the transactions contemplated hereby, regardless of whether such information or materials are confidential and (b) promptly deliver to Seller, without representation or warranty, copies of all material data and written third party final reports or findings obtained or generated by Purchaser as a result of Purchaser’s investigation of the environmental condition of the Property, and (c) cause any material damage to the Property caused by Purchaser’s investigation of the environmental or physical condition of the Property to be repaired and restored.

11.2 Limited Liability of Purchaser. The liabilities and obligations of Purchaser under this Agreement (and under all of the Transaction Documents shall be the liabilities of Purchaser only, and shall not be the liabilities or obligations of Digital Realty Trust, L.P., a Maryland limited partnership (“Digital LP”), a member and manager of Purchaser, Digital Realty Trust, Inc., a Maryland corporation (“General Partner”) (the general partner of

Digital LP), any Affiliate, or any present or future officer, director, employee, trustee, member, shareholder, partner, beneficiary, internal investment contractor, manager, investment manager or agent of Purchaser, or Digital LP or General Partner. Any recourse by Seller for any breach of default of Purchaser under this Agreement or any of the Transaction Documents, or with respect to any liability or obligation related thereto shall be solely against Purchaser and the assets of Purchaser and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any Affiliate of Purchaser, or Digital LP or General Partner or any present or future officer, director, employee, trustee, member, shareholder, partner, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same.

11.3 Survival. The provisions of this Section 11 shall survive the Closing or termination of this Agreement for any cause.

12. MISCELLANEOUS

12.1 [Intentionally Omitted]

12.2 Entire Agreement. This document represents the final and complete agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied. The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement. This Agreement may only be modified by a written instrument signed by representatives authorized to bind both parties. Oral modifications are unenforceable.

12.3 Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

12.4 Notices. All notices, demands, and requests that may be given or that are required to be given by either party to the other hereunder shall be in writing and any such notices, demands and requests shall be deemed to have been delivered and received (i) when actually delivered, (ii) one (1) day after being deposited with a nationally recognized overnight courier service, charges prepaid, and properly addressed, or (iii) when sent by facsimile properly addressed and a confirmation of transmission is received by the sender. For purposes of this Contract, the proper address of the parties hereto shall be as follows:

SELLER:

c/o Sterling Partners, LLC	with a copy to:
1033 Skokie Blvd., Suite 600	Sterling Network Services, LLC
Northbrook, IL 60062	120 E. Van Buren, Suite 100
Attn: Jeff Perelman	Phoenix, AZ 85004
Ph.: 847.480.4000	Attn: Tony Wanger
Fax: 847.480.0199	Ph.: 602.682.2204
Fax: 602.682.2212

and to:

Katten Muchin Rosenman LLP
Attn: Saul Rudo
525 W. Monroe Street
Chicago, IL 60661
Ph.: 312.902.5664
Fax: 312.577.8870

PURCHASER:
with a copy to:

Digital Phoenix Van Buren, LLC
c/o Digital Realty Trust, L.P.	Digital Realty Trust
560 Mission St., Ste 2900	560 Mission St., Ste 2900
San Francisco, California 94105	San Francisco, CA 94105
Attn: Mr. Scott Peterson	Attn: Joshua Mills, Esq.
Phone: (415) 738-6510	Phone: (415) 738-6516
Fax: (415) 738-6501	Fax: (415) 738-6521

and to:

Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Patrick A. Ramsey, Esq.
Phone: (213) 683-6000
Fax: (213) 627-0705

Either party may, by written notice delivered to the other, change the address to which delivery shall thereafter be made. Such change of address shall be effective three (3) business days after notice thereof is sent to the other party.

12.5 Law. This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of Arizona (without giving effect to its choice of law principles).

12.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties. Signatures may be delivered by facsimile transmission. All counterparts shall be deemed an original of this Agreement.

12.7 Waiver. No consent or waiver by either party to or of any breach or nonperformance of any representation, condition, covenant or warranty shall be enforceable unless in a writing signed by the party entitled to enforce performance, and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or non-performance of the same or any other representation, condition, covenant, or warranty.

12.8 Severability. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

12.9 Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER REGARDING ANY MATTERS ARISING OUT OF THIS AGREEMENT.

12.10 Further Assurances. Each party agrees to perform, execute and deliver, on and after the Closing, such further actions and documents as may be reasonably necessary or requested to more fully effectuate the purposes, terms and intent of this Agreement and the conveyances contemplated herein, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by his Agreement.

12.11 Attorneys’ Fees. In the event of any dispute between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement or the Property, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. Notwithstanding any provision of this Agreement to the contrary, any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment and shall not be subject to any limitations set forth in Section 11.

12.12 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this agreement.

12.13 No Third-Party Beneficiaries. This Agreement shall benefit only Purchaser and Seller, and their permitted successors and assigns, and no other person or entity shall have any rights hereunder.

12.14 Reporting Person. In order to comply with the information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement to designate the Closing Escrow Agent as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S and (ii) to provide the Closing Escrow Agent with the information necessary to complete Form 1099-S.

12.15 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Upon the request of Purchaser, post-Closing, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably and timely requested by Purchaser, and in the possession or control of Seller, Seller’s property manager, Affiliates or accountants to enable Purchaser (and/or its Affiliates) to file its or their Current Report on Form 8-K, including all amendments thereto, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, post-Closing, Seller shall allow Purchaser’s independent public accounting firm (the “Auditor”) to conduct an audit of the income statements of the Property for most recently completed two fiscal years, and shall cooperate (at no cost to Seller) with the Auditor in the conduct of such audit. In addition, post-Closing (but not more than ten (10) business days after Purchaser’s request therefor), Seller agrees to provide to the Auditor a letter of representation (at no cost to Seller) in substantially the form of Exhibit “T” (the “Representation Letter”) and, if requested by the Auditor, historical financial statements for the Property, including income and balance sheet data for the Property. Without limiting the foregoing, post-Closing (i) Purchaser or the Auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense; and Seller shall provide such documentation as Purchaser or the Auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, Seller’s property manager, Affiliates or accountants, at no cost to Seller, and in the format that Seller, Seller’s property manager, Affiliates or accountants have maintained such information; and (iii) the Representation Letter will not expand, extend, supplement or increase any of the representations or warranties set forth in this Agreement or any Transaction Document in any manner or to expose Seller to any risk of liability to the Purchaser, the Purchaser’s Affiliates or any third parties, other than the Auditor as expressly set forth in the Representation Letter.

Notwithstanding anything to the contrary, the provisions of this Section shall survive Closing for a period of nine (9) months. All matters under this paragraph which are at Purchaser’s expense and at no out-of pocket cost to Seller, shall be paid by Purchaser to Seller on demand.

12.16 Intentionally Omitted.

12.17 Acknowledgment by Purchaser. THE REPRESENTATIONS AND WARRANTIES BY SELLER SET FORTH IN THIS AGREEMENT, IN THE TRANSACTION DOCUMENTS, IN THE SNS PURCHASE AGREEMENT AND IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ENVIRONMENTAL CONDITIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE PROPERTY) ARE SPECIFICALLY DISCLAIMED BY SELLER. PURCHASER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT, IN THE TRANSACTION DOCUMENTS, IN THE SNS PURCHASE AGREEMENT OR IN THE ANCILLARY AGREEMENTS WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Purchaser further acknowledges that in connection with any request for an estoppel certificate, consent or notification given by Seller pursuant to this Agreement, to the extent that any material non-public information with respect to Purchaser, Digital Realty Trust, L.P. or Digital Realty Trust, Inc. or any of their affiliates is disclosed, Purchaser consents to such disclosure.

12.18 1031 Exchange. Purchaser and Seller understand that either party (the “Exchanging Party”) may designate any individual property in connection with an exchange pursuant to the provisions of Internal Revenue Code Section 1031 (a “Like Kind Exchange”). In the event an Exchanging Party desires to structure the sale as a Like Kind Exchange, the other party (the “Non-Exchanging Party”) shall cooperate with the Exchanging Party and with any lender/accommodator to achieve a successful Like-Kind Exchange; provided, however, that the Non-Exchanging Party shall not have any obligation to incur any costs, expenses or liabilities in connection with any such Like-Kind Exchange (and all such costs shall be borne entirely by the Exchanging Party). The Exchanging Party shall indemnify Non-Exchanging Party from and against all loss, costs and expense incurred by reason of said exchange. This transaction is not contingent upon, and the Closing shall not be delayed as a result of, the success or failure of any such Like-Kind Exchange. The Non-Exchanging Party shall not be required to take title to other property involved in any such exchange or to incur any expenses or liability in connection with any such Like-Kind Exchange. Subject to this Section 12.18, the Non-Exchanging Party agrees to execute any and all commercially reasonable documents and instruments reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that no such documents shall release or relieve the Exchanging Party of any of its obligations under this Agreement or any of the Transaction Documents. Neither party makes any warranty whatsoever to the other with respect to the qualification of the transaction for tax deferred exchange treatment under Section 1031 of the Code, and neither party shall have any responsibility obligation or liability with respect to the tax consequences to the other.

IN WITNESS WHEREOF, this Agreement was executed on the day and year first above written.

SELLER:

STERLING NETWORK EXCHANGE, LLC a Delaware limited liability company

By:	Sterling Network Manager, L.L.C.
Its:	Managing Member

	By:	/s/ Steven M. Taslitz
	Name:	Steven M. Taslitz
	Title:	Managing Member

PURCHASER:

DIGITAL PHOENIX VAN BUREN, LLC a Delaware limited liability company

By:	DIGITAL REALTY TRUST, L.P.,
a Maryland limited partnership, its sole member and manager

	By:	DIGITAL REALTY TRUST, INC., a Maryland corporation, its general partner

		By:	/s/ Michael Foust
		Name:	Michael Foust
		Title:	CEO